Exhibit 2.2

EXECUTION VERSION

Shareholders Agreement

As of 6 April 2008

(this “Agreement”),

Among

NESTLÉ S.A.

(the “Seller”)

and

NOVARTIS AG

(the “Buyer”)

Concerning

Certain matters with respect to ALCON, INC. (the “Company”)

and any common shares of the Company with a par value of CHF 0.20 per share, whether or not issued (the “Common Shares”)

SHAREHOLDERS AGREEMENT

Preamble:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Buyer have entered into the Purchase and Option Agreement dated as of 6 April 2008 (the “Purchase and Option Agreement”), concerning the sale by the Seller and the purchase by the Buyer of certain Common Shares;

WHEREAS, on the First Stage Closing Date, the Buyer and/or certain of its Affiliates will acquire Beneficial Ownership of 74,061,237 Common Shares; and

WHEREAS, from the First Stage Closing until the Second Stage Closing, the Seller will continue to Beneficially Own a majority of the Common Shares.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and the mutual agreements and covenants hereinafter set forth, the Seller and the Buyer hereby agree as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1          Definitions.  For purposes of this Agreement, including the Preamble, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2007 20-F”	The Company’s annual report on Form 20-F in respect of the fiscal year ended on December 31, 2007 and filed with the SEC on March 18, 2008.

“Additional Directors”	As defined in Section 2.1(a).

“AGM”	As defined in Section 2.1(a).

“Board”	The board of directors of the Company.

“Board Representation Termination Date”	As defined in Section 2.1(e)

“Business Day”	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the city of Basel, Zurich or Vevey, Switzerland.

“Buyer”	As defined on the title page.

“Buyer Acquired Business”

Any business acquired by the Buyer or any of its Affiliates, or with which the Buyer or any of its Affiliates effects a merger, consolidation or other business combination, or any partnership or joint venture in which the Buyer or any of its Affiliates has a majority voting or economic interest, in each case after the date of this Agreement.

“Buyer Designee”	Any individual that is (a) designated by the Buyer to serve as a Director in accordance with Section 2.1 and (b) eligible to serve as a Director in accordance with Legal Requirements.

“Buyer Non-Competition Termination Date”

If (a) the Purchase and Option Agreement is terminated prior to the First Stage Closing, the date of such termination, (b) the Purchase and Option Agreement is terminated after the First Stage Closing but prior to the Second Stage Closing, the second anniversary of the date of such termination and (c) the Second Stage Closing occurs, upon the Second Stage Closing.

“Buyer Non-Solicitation Termination Date”

If (a) the Purchase and Option Agreement is terminated prior to the First Stage Closing, the first anniversary of the date of such termination, (b) the Purchase and Option Agreement is terminated after the First Stage Closing but prior to the Second Stage Closing, the first anniversary of the date of such termination and (c) the Second Stage Closing occurs, upon the Second Stage Closing.

“Buyer Restricted Activities”	As defined in Section 4.2(a).

“Buyer Shareholders”

The Buyer and each wholly owned Subsidiary of the Buyer that is the record holder of Common Shares for as long as such Person shall continue to be a wholly owned Subsidiary of the Buyer and the record holder of Common Shares.

“Cash Pooling Arrangements”	As defined in Section 6.2.

“Commercial Paper Program Guarantee”	The Guarantee dated as of October 28, 2002, made by the Seller for the benefit of the holders of commercial paper issued by the Company.

“Commercial Paper Program Services Agreement”	The Guarantee Fee and Commercial Paper Program Services Agreement effective as of October 28, 2002, between the Seller and the Company.

“Common Shares”	As defined on the title page.

“Company”	As defined on the title page.

“Company Key Employees”	Any employee of the Company or any of its Subsidiaries that is classified by the Company’s salary grade system at grade 28 or higher.

“Compensation Committee”	The compensation committee of the Board.

“Director”	Any director of the Company.

“Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Guarantee”

Of or by any Person, any obligation, contingent or otherwise, of such Person guaranteeing any obligation (a “guaranteed obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such guaranteed obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such guaranteed obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of such guaranteed obligation of the payment of such guaranteed obligation or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such guaranteed obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Incidental Buyer Acquired Business”	As defined in Section 4.2(b).

“Incidental Seller Acquired Business”	As defined in Section 4.1(b).

“Indebtedness”

Of any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all obligations of such Person upon which interest charges are required to be paid.

“Independent Director”	A Director who qualifies as an “independent director” of the Company under NYSE Rule 303A(2), as such Rule may be amended, supplemented or replaced from time to time.

“Investment Services Agreement”	The Services Agreement dated as of January 1, 2004, between an Affiliate of the Seller and the Company.

“Nominating and Corporate Governance Committee”	The nominating and corporate governance committee of the Board.

“NYSE”	The New York Stock Exchange, Inc.

“Person”	Individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership or other entity.

“Purchase and Option Agreement”	As defined in the Preamble.

“Remaining Shared Agreement”

Any Shared Site Agreement and any written agreement between the Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, (a) pursuant to which an Affiliate of the Seller operating in a jurisdiction provides administrative, distribution, fleet management or warehousing services to a Subsidiary of the Company operating in such jurisdiction or (b) pursuant to which the Company and its Subsidiaries use commercial “off-the-shelf” software licensed to the Seller or its Affiliates (other than directly to the Company and its Subsidiaries).

“Seller”	As defined on the title page.

“Seller Acquired Business”

Any business acquired by the Seller or any of its Affiliates, or with which the Seller or any of its Affiliates effects a merger, consolidation or other business combination, or any partnership or joint venture in which the Seller or any of its Affiliates has a majority voting or economic interest, in each case after the date of this Agreement.

“Seller Career Employees”	Those individuals whose names are set forth in a letter provided by the Seller to the Buyer on or prior to the date of this Agreement.

“Seller Designee”	Any individual that is (a) designated by the Seller to serve as a Director in accordance with Section 2.1 and (b) eligible to serve as a Director in accordance with Legal Requirements.

“Seller Non-Competition Termination Date”

If (a) the Purchase and Option Agreement is terminated prior to the First Stage Closing, the date of such termination, (b) the Purchase and Option Agreement is terminated after the First Stage Closing but prior to the Second Stage Closing, the second anniversary of the date of such termination and (c) the Second Stage Closing occurs, the second anniversary of the Second Stage Closing Date.

“Seller Non-Solicitation Termination Date”

If (a) the Purchase and Option Agreement is terminated prior to the First Stage Closing, the date of such termination, (b) the Purchase and Option Agreement is terminated after the First Stage Closing but prior to the Second Stage Closing, the first anniversary of the date of such termination and (c) the Second Stage Closing occurs, the first anniversary of the Second Stage Closing Date.

“Seller Restricted Activities”	As defined in Section 4.1(a).

“Seller Shareholders”

The Seller and each wholly owned Subsidiary of the Seller that is the record holder of Common Shares for as long as such Person shall continue to be a wholly owned Subsidiary of the Seller and the record holder of Common Shares.

“Separation Agreement”

The Separation Agreement dated as of February 21, 2002, between the Seller and the Company governing the terms of the initial public offering of the Company and the governance of the Company following such initial public offering.

“Significant Actions”	As defined in Section 2.2(b).

“Surgical Business”

The development, manufacturing and marketing of ophthalmic surgical equipment, devices and other ophthalmic products, including ophthalmic equipment, devices and other products used during cataract surgery, vitreoretinal surgery and refractive surgery.

1.2          Interpretation.  Except to the extent that the context otherwise, requires:

(i)            when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;

(ii)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)          whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)          the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)           all terms defined in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)          each term used but not defined in this Agreement that is defined in the Purchase and Option Agreement shall have the meaning assigned to such term in the Purchase and Option Agreement; and

(vii)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.             CORPORATE GOVERNANCE

2.1          Composition of the Board; Board Committees; Resignation of Seller Directors.

(a)           At the 2008 Annual General Meeting (“AGM”) of the Company, the Seller shall vote the Common Shares it Beneficially Owns, and otherwise use its reasonable best efforts, to elect to the Board two additional persons: (i) one (1) individual designated by the Buyer and (ii) one (1) individual designated by the Seller (together, the “Additional Directors”).  The effectiveness of the election of the Additional Directors shall be conditional on the subsequent occurrence of the First Stage Closing.  Immediately after the First Stage Closing, the parties hereto shall use their reasonable best efforts to cause the Board to establish a new order of rotation of the terms of the Directors (including the Additional Directors) in accordance with Article 20 of the Articles of Association of the Company, which new order shall take effect with respect to each Director upon the expiry of the then current term of office of such Director.  Following the AGM, the parties hereto shall use their reasonable best efforts to cause the number of Directors to be ten (10).

(b)           With respect to each meeting of the shareholders of the Company after the First Stage Closing Date at which Directors come up for reelection, the parties hereto shall use their reasonable best efforts to cause to be elected to the Board such individuals so that, after such election and the due qualification of such individuals as Directors, the Board shall be comprised of (A) one (1) individual designated by the Buyer, (B) five (5) individuals designated by the Seller, (C) three (3) individuals nominated by the Nominating and Corporate Governance Committee that qualify as Independent Directors and who are not Buyer Designees or Seller Designees and (D) the Chief Executive Officer of the Company.  Upon the resignation, removal or death of any Director after the First Stage Closing Date, the parties hereto shall use their reasonable best efforts to have the vacancy created thereby filled with an individual who was designated or nominated by the party or the Nominating and Corporate Governance Committee, as the case may be, that designated or nominated the resigning, removed or deceased Director.  For purposes of this Section 2.1, “reasonable best efforts” shall include voting (or causing such vote) with respect to all Common Shares then held of record or Beneficially Owned by such party or its wholly owned Subsidiaries (i) in favor of the election to the Board of those individuals designated or nominated in accordance with this Section 2.1 and (ii) against the election to the Board of any individual not designated or nominated in accordance with this Section 2.1.

(c)           As soon as practicable before (and if possible at least 60 days before) each meeting of the shareholders of the Company after the First Stage Closing Date at which Directors are to be elected, the Buyer and the Seller shall notify the Company and each other in writing of its designees, if any, to be elected to the Board at such meeting.

(d)           After the First Stage Closing Date, the parties shall use their reasonable best efforts to cause the Buyer Designee to be appointed to the Compensation Committee and the Nominating and Corporate Governance Committee.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) on the first day after the First Stage Closing Date on which (such day, the “Board Representation Termination Date”) (A) the Buyer Shareholders do not Beneficially Own at least 10% of the Common Shares then outstanding or (B) the Seller Shareholders do not Beneficially Own a majority of the Common Shares then outstanding, the obligations under paragraphs (a) through (d) of this Section 2.1 and Sections 2.2 or 3.1 shall terminate and (ii) on the first day after the First Stage Closing Date on which the Buyer Shareholders do not Beneficially Own at least 10% of the Common Shares then outstanding, the Buyer shall use its reasonable best efforts to cause the Buyer Designee to resign as a Director.

(f)            The Seller shall use its reasonable best efforts to cause the Board to call and hold an extraordinary general meeting of the shareholders of the Company prior to the Second Stage Closing.  At such meeting of the shareholders of the Company, the parties hereto shall vote the Common Shares Beneficially Owned by them and otherwise use their reasonable best efforts to elect to the Board five (5) individuals designated by the Buyer as Directors to fill the vacancies created by the resignation of the Seller Designees as hereinafter provided.  The effectiveness of the election of such replacement Directors shall be conditional on the subsequent occurrence of the Second Stage Closing.  The Seller shall use its reasonable best efforts to cause each Seller Designee to resign as a Director effective at the Second Stage Closing.  Notwithstanding anything in this Agreement to the contrary, the Seller, at its election, may take any of the actions referred to in this paragraph (f) at an annual general meeting of the shareholders of the Company held prior to the Second Stage Closing.

(g)           Notwithstanding anything in this Agreement to the contrary, the Buyer Designee shall (i) not be an officer or employee of any of the Buyer’s Specified Businesses, (ii) recuse himself or herself from voting on matters relating to competition with the Buyer or any of its Affiliates and (iii) not be entitled to receive, and shall not receive, competitively sensitive information from the Company or any of its Subsidiaries with respect to any business in which the Buyer or any of its Subsidiaries compete.

2.2          Board Consultations; Significant Actions.

(a)           After the Signing Date, the Buyer Designee and the Seller Designees shall, to the extent consistent with applicable antitrust or competition Legal Requirements, consult with each other prior to any Board meeting and in any event prior to any Board action being taken.

(b)           After the Signing Date, if requested by the Buyer with respect to any of the following acts (the “Significant Actions”), the Seller shall use its reasonable best efforts to cause each Seller Designee to take one or both of the following actions: (i) vote against such Significant Action to the extent such Significant Action is submitted to the Board for its approval or (ii) request that the Board submit such Significant Action to a vote of the shareholders of the Company to the extent it is legally permissible for such Significant Action to be resolved by a meeting of the shareholders of the Company; provided, however, that to the extent (1) it is legally permissible for such Significant Action to be resolved by a meeting of the shareholders of the Company and (2) the Buyer so requests, the Seller shall use its reasonable best efforts to cause each Seller Designee to request that the Board submit such Significant Action to a vote of shareholders of the Company; provided, further, however, that no Seller Designee shall be required to take any of the foregoing actions if the taking of the applicable action would violate such Seller Designee’s fiduciary duties to the Company under Swiss corporate law:

(i)            acquisitions and dispositions that are material to the Company and its Subsidiaries, taken as a whole;

(ii)           the entry by the Company or any of its Subsidiaries into intellectual property licensing transactions with any Person (other than the Company or any of its Subsidiaries) that are material to the Company and its Subsidiaries, taken as a whole;

(iii)          any change to the capital structure of the Company (as it exists on the First Stage Closing Date) (including any dividends, distributions or stock repurchases other than Normal Dividends (as defined in the Purchase and Option Agreement) and any changes in the voting or other rights of the Common Shares or any other class of capital stock);

(iv)          any material operational restructuring of the Company and its Subsidiaries (as they exist on the First Stage Closing Date);

(v)           the entry by the Company or any of its Subsidiaries into material non-compete agreements in the pharmaceutical or contact lens businesses of the Company and its Subsidiaries;

(vi)          the entry into any material tax sharing agreement, material tax settlement agreement, material advance pricing agreement, or any other material agreement, the principal purpose of which is to create or alter a material tax liability of the Company or to alter the long-term tax position of the Company;

(vii)         any amendment (other than as required by Legal Requirements applicable to the Company) to Company employee compensation plans or adoption of new Company employee compensation plans (other than any retention arrangement appropriate to protect the Company’s interest in the context of the transactions contemplated by this Agreement or the Purchase and Option Agreement) if such amendments and/or adoptions are likely to materially increase the employee compensation cost to the Company and its Subsidiaries;

(viii)        the listing of the Common Shares or other securities of the Company on any stock exchange other than the New York Stock Exchange; and

(ix)           any amendment of Article III, Section 3 or Annex 3.3(k) of the Company’s Board of Directors Organizational Regulations concerning matters subject to Board approval.

If a Significant Action is to be submitted to a vote of the shareholders of the Company, the Seller shall use its reasonable best efforts to cause each Seller Designee to vote as Directors against taking any action to adopt or implement such Significant Action pending the shareholder vote and, if the shareholders do not approve such Significant Action, after the shareholder vote; provided, however, that no Seller Designee shall be required to take any of the foregoing actions if the taking of the applicable action would violate such Seller Designee’s fiduciary duties to the Company under Swiss corporate law.

3.             SHAREHOLDER ACTIONS.

3.1                  Consultation; Voting Agreement.

(a)           After the Signing Date, the Seller and the Buyer shall, to the extent consistent with applicable antitrust or competition Legal Requirements, consult with each other prior to any shareholder vote being taken.

(b)           After the Signing Date, if so requested by the Buyer with respect to any Significant Action that is submitted to a vote of the shareholders of the Company, the Seller shall, and shall cause the other Seller Shareholders to, vote the Common Shares then held of record or Beneficially Owned by it or them against such Significant Action.

(c)           Notwithstanding anything in this Agreement to the contrary, the Seller shall not be required to take any action that would be inconsistent with the Seller’s obligation to vote in favor of the dividend proposals made by the Board to the shareholders of the Company pursuant to Section 3.6 of the Separation Agreement.

(d)           The Seller and the Buyer acknowledge and agree that during the period beginning on the Signing Date and continuing through the Second Stage Closing Date and except as set forth herein or in the Purchase and Option Agreement, it is their mutual intention as shareholders that the Company shall continue to carry on its businesses in the usual, regular and ordinary course.  The foregoing shall not be construed as a limitation on any actions taken or not taken by the Seller Designees as Directors.

4.             NON-COMPETITION; NON-SOLICITATION

4.1                  Non-Competition by Seller

(a)           Subject to Section 4.1(b), from the date of this Agreement through (and including) the Seller Non-Competition Termination Date, the Seller shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, engage in the development, manufacture, marketing, distribution or sale of any product that directly competes with any product in development, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries on the date of this Agreement (such activities,  the “Seller Restricted Activities”).

(b)           The restrictions set forth in Section 4.1(a) shall not apply to any Seller Acquired Business that at the time of the acquisition is engaged in Seller Restricted Activities if the consolidated annual revenues directly attributable to such Seller Restricted Activities in the previous fiscal year constitutes less than 10% of the consolidated annual revenues of such Seller Acquired Business during the same period (an “Incidental Seller Acquired Business”).  In the event that such annual revenues attributable to such Seller Restricted Activities constitutes more than an Incidental Seller Acquired Business, the business activities of such Seller Restricted Activities will nevertheless be excluded from the prohibitions set forth in Section 4.1(a); provided that the Seller or its Affiliates shall sell or otherwise dispose of such Seller Restricted Activities within six (6) months after the consummation of the transaction with such Seller Acquired Business.  The restrictions in Section 4.1(a) shall not prohibit or restrict the Seller and its Affiliates from (i) investing in securities of any entity that is listed on any recognized securities exchange (whether U.S. or non-U.S.); provided that, in the case of the Seller or any of its Affiliates that is not a retirement, pension, medical or other benefit plan (where a fiduciary of the beneficiaries of such plan exercises independent oversight over the assets of such plan), the Seller or such Affiliate does not hereafter Beneficially Own, or have the right to acquire, more than 5% of the outstanding voting securities of an entity engaged in Seller Restrictive Activities, (ii) developing, manufacturing or marketing (A) in the case of human use, non-prescription and (B) in the case of non-human use, prescription and non-prescription nutritional supplements, vitamins, antioxidants or any other such product to be taken orally or otherwise, whose first aim is to prevent or contribute to the treatment of vision, ear and nose diseases or (iii) manufacturing, marketing, distributing or selling any product (or any replacement thereof) that the Seller or any of its Affiliates (other than the Company and its Subsidiaries) manufactures, markets, distributes or sells on the date of this Agreement.

4.2                  Non-Competition by Buyer.

(a)           Subject to Section 4.2(b), from the date of this Agreement through (and including) the Buyer Non-Competition Termination Date, the Buyer shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, engage in the development, manufacture, marketing, distribution or sale of any product that directly competes with the Surgical Business of the Company (such activities, the “Buyer Restricted Activities”).

(b)           The restrictions set forth in Section 4.2(a) shall not apply to any Buyer Acquired Business that at the time of the acquisition is engaged in Buyer

Restricted Activities if the consolidated annual revenues directly attributable to such Buyer Restricted Activities in the previous fiscal year constitutes less than 10% of the consolidated annual revenues of such Buyer Acquired Business during the same period (an “Incidental Buyer Acquired Business”).  In the event that such annual revenues attributable to such Buyer Restricted Activities constitutes more than an Incidental Buyer Acquired Business, the business activities of such Buyer Restricted Activities will nevertheless be excluded from the prohibitions set forth in Section 4.2(a); provided that the Buyer or its Affiliates shall sell or otherwise dispose of such Buyer Restricted Activities within six (6) months after the consummation of the transaction with such Buyer Acquired Business.   The restrictions in Section 4.2(a) shall not prohibit or restrict the Buyer and its Affiliates from (i) investing in securities of any company that is listed on any recognized securities exchange (whether U.S. or non-U.S.); provided that, in the case of the Buyer or any of its Affiliates that is not a retirement, pension, medical or other benefit plan (where a fiduciary of the beneficiaries of such plan exercises independent oversight over the assets of such plan), the Buyer or such Affiliate does not hereafter Beneficially Own, or have the right to acquire, more than 5% of the outstanding voting securities of an entity engaged in Buyer Restrictive Activities or (ii) manufacturing, marketing, distributing or selling any product (or any replacement thereof) that the Buyer or any of its Subsidiaries manufactures, markets, distributes or sells on the date of this Agreement.

4.3                  Non-Solicitation by Seller.

From the date of this Agreement through (and including) the Seller Non-Solicitation Termination Date, the Seller shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) not to, hire or solicit for hire any Company Key Employee; provided that this covenant shall not apply to (a) general advertisements for employment not targeted at the Company Key Employees, (b) the hiring or solicitation for hire of any Seller Career Employee, (c) the hiring or solicitation for hire of any Company Key Employee that the Company or any of its Subsidiaries has previously terminated or (d) as otherwise may be agreed by the Seller and the Buyer.

4.4                  Non-Solicitation by Buyer.

From the date of this Agreement through (and including) the Buyer Non-Solicitation Termination Date, the Buyer shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) not to, hire or solicit for hire any Company Key Employee; provided that this covenant shall not apply to (a) general advertisements for employment not targeted at the Company Key Employees, (b) the hiring or solicitation for hire of any Company Key Employee that the Company or any of its Subsidiaries has previously terminated or (c) as otherwise may be agreed by the Seller and the Buyer.

5.     TERM

This Agreement shall expire upon the earlier of (a) the Second Stage Closing and (b) the termination of the Purchase and Option Agreement; provided that (i) if this Agreement is terminated pursuant to clause (b) above after the First Stage Closing, the provisions of paragraphs (a) through (e) of Section 2.1 shall nonetheless remain in full force and effect until the Board Representation Termination Date, (ii) the covenants contained in Section 4 shall survive in accordance with their terms and (iii) if the Second Stage Closing occurs, the covenants in Section 6 shall survive indefinitely.

6.     ARRANGEMENTS BETWEEN THE SELLER AND THE COMPANY

6.1                               Shared Arrangements prior to the Second Stage Closing.

Following the First Stage Closing but prior to the Second Stage Closing, all Shared Arrangements shall remain in full force and effect.

6.2                               Shared Arrangements upon the Second Stage Closing.

Upon the Second Stage Closing, (a) the parties hereto shall, and shall use their reasonable best efforts to cause the Company to, terminate the Separation Agreement; provided, however, that the provisions of Section 2.6.2 of the Separation Agreement shall survive such termination until the expiration of the applicable statute of limitations; and provided further, that the provisions of Sections 4, 6.7, 8, 9.2.2, 10 and 11 of the Separation Agreement shall survive such termination for a period of 18 months after the Second Stage Closing Date, (b) the parties hereto shall, and shall use their reasonable best efforts to cause the Company to, terminate the Commercial Paper Program Services Agreement and ensure that no new commercial paper notes that benefit from the Commercial Paper Guarantee will be issued following the Second Stage Closing; provided, however, that the provisions of Sections 3.6 and 3.7 of the Commercial Paper Program Services Agreement shall survive such termination for a period of 18 months after the Second Stage Closing Date, (c) the parties hereto shall use their reasonable best efforts to cause the Company and its Subsidiaries to repay any Indebtedness they owe to the Seller or any of its Affiliates (other than the Company and its Subsidiaries), (d) the parties hereto shall, and shall use their reasonable best efforts to cause the Company and its Subsidiaries to, use their reasonable best efforts to cause any Guarantees issued by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) on behalf of the Company or any of its Subsidiaries (including those contemplated by the Separation Agreement, those disclosed in the 2007 20-F, those issued under the Commercial Paper Program Guarantee and the Commercial Paper Program Services Agreement and those relating to the lines of credit associated with the Cash Pooling Arrangements) to be extinguished as soon as reasonably practicable after the Second Stage Closing with no further liability to the Seller or its applicable Affiliate (and pending any such extinguishment, the Buyer shall enter into an appropriate back-to-back guarantee in favor of the Seller or its applicable Affiliate), (e) the parties hereto shall, and shall use their reasonable best efforts to cause the Company and its Subsidiaries to, (i) terminate the cash pooling arrangements (the “Cash Pooling Arrangements”) between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand (including by transferring any cash and cash equivalents of the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, that are subject to the Cash Pooling Arrangements to an individual account of the Company, the Seller or their applicable Affiliates) and (ii) use their reasonable best efforts to cause any Guarantees issued by the Company or any of its Subsidiaries on behalf of the Seller or any of its Affiliates (other than the Company and its Subsidiaries) relating to the lines of credit associated with the Cash Pooling Arrangements to be extinguished as soon as reasonably practicable after the Second Stage Closing with no further liability to the Company or its applicable Subsidiary (and pending any such extinguishment, the Seller shall enter into an appropriate back-to-back guarantee in favor of the Company or its applicable Subsidiary), (f) the parties hereto shall, and shall use their reasonable best efforts to cause the Company to, terminate the Investment Services Agreement; provided, however, that the provisions of Sections 6 and 7 of the Investment Services Agreement shall survive such termination for a period of 18 months after the Second Stage Closing Date and (g) the parties hereto shall, and shall use their reasonable best efforts to cause their Affiliates (including the Company and its Subsidiaries) to, terminate all other Shared Arrangements (other than the Remaining Shared Agreements) in accordance with applicable Legal Requirements; provided, however, that any compensation, expense reimbursement, confidentiality, limitation of liability and indemnification provision in any such other Shared Arrangement shall survive such termination for a period of 18 months after the Second Stage Closing Date.  Notwithstanding anything in this Agreement to the contrary, (i) the modification or termination of any Shared Arrangement, and any transactions in connection therewith, shall be deemed to not be a Significant Action and (ii) the Seller acknowledges that actions taken under this Section 6.2 and Section 6.3 by the Company will be subject to Article V, Section 5(a) of the Company’s Board of Directors Organizational Regulations.

6.3                               Remaining Shared Agreements.

Following the Second Stage Closing through the applicable date of termination as determined in accordance with the immediately following sentence, the Remaining Shared Agreements shall remain in full force and effect on the same terms and conditions as in effect immediately prior to the Second Stage Closing.  With respect to (a) each Remaining Shared Agreement (other than a Shared Site Agreement), on or prior to the Second Stage Closing, the parties hereto shall agree on one or more dates (none of which shall be a date after the first anniversary of the Second Stage Closing Date) on which the parties hereto shall, and shall use their reasonable best efforts to cause their Affiliates (including the Company and its Subsidiaries) to, terminate such Remaining Shared Agreement and (b) any Shared Site Agreement, such Shared Site Agreement shall remain in full force and effect through the remainder of its term and thereafter shall not be renewed, except, in each case, as otherwise agreed by the parties hereto; provided, however, that any compensation, expense reimbursement, confidentiality, limitation of liability and indemnification provision in any such Remaining Shared Agreement shall survive such termination for a period of 18 months after the date of such termination.

Notwithstanding anything in this Agreement to the contrary, no Remaining Shared Agreement shall remain in full force and effect to the extent inconsistent with the rights of any applicable third parties (including landlords or licensors of software); provided that the parties hereto shall use their reasonable best efforts to obtain any consents or waivers from the applicable third party necessary to avoid any such inconsistency.

7.     MISCELLANEOUS

7.1                               Entire Agreement.

This Agreement, together with the Purchase and Option Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the Purchase and Option Agreement, and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Agreement and the Purchase and Option Agreement.

7.2                               Transaction Costs.

The parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.  Any notary fees and/or registration costs will be borne by the Buyer (other than any such fees or costs relating to agreements between the Seller and the Company, which shall be borne by the Seller).

7.3                               Modifications.

This Agreement, including this undertaking itself, may not be amended or modified except by a document in writing duly executed by the parties hereto.  The parties agree that they jointly negotiated and prepared this Agreement and that this Agreement will not be construed against any party on the grounds that such party prepared or drafted the same.

7.4                               Notices.

Notices hereunder will be in writing in the English language.  Notices will be deemed to have been received (a) upon receipt of a registered letter or a signature confirming receipt from an internationally recognized overnight express delivery service, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service or (c) upon confirmation of a facsimile transmission.  Notices will be addressed as follows:

If to any Seller Shareholder:

Nestlé S.A.
Avenue Nestlé 55
1800 Vevey
Switzerland
	Attention:	Group General Counsel
	Facsimile:	+ 41 21 924 4592

With a copy to:	Cravath, Swaine & Moore LLP
825 Eighth Avenue
Worldwide Plaza
New York, New York 10019
	Attention:	Alan C. Stephenson, Esq.
Robert I. Townsend, Esq.
	Facsimile:	(212) 474-3700

If to any Buyer Shareholder:

Novartis AG
Lichstrasse 35
4056 Basel
Switzerland
	Attention:	Group General Counsel
	Facsimile:	+41 61 324 7826

With a copy to:	Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Daniel P. Cunningham, Esq.
Eric S. Shube, Esq.
	Facsimile:	(212) 610-6399

or to such other address as may be hereafter communicated in writing by the Seller to the Buyer or vice versa in a notice given in accordance with this Section 7.4.

7.5                               Public Announcements.

Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties to this Agreement will cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

7.6                               Severability.

Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent.  The remaining provisions of this Agreement will continue to be binding and in full force and effect.

7.7                               Assignment.

No party hereto may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement without the prior written consent of the other party.  Any assignment or delegation made without such consent will be void.

7.8                               Governing Law.

This Agreement will be governed by and construed in accordance with the laws (without regard for principles of conflict of laws) of Switzerland with the exclusion of the Vienna Convention on the International Sale of Goods dated 11 April 1980.

7.9                               Dispute Resolution.

Each party hereto will give the other party written notice of any and all disputes arising out of or in connection with this Agreement.  The parties will attempt to resolve all such disputes promptly by negotiations between their respective executive officers who have authority to settle such disputes.  If any such dispute has not been resolved by such negotiation within forty five (45) days after the receipt of written notice of such dispute, such dispute will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (Paris) by three (3) arbitrators appointed in accordance with such Rules, with the Buyer and the Seller each appointing one (1) arbitrator, and the arbitrators so elected appointing the president of the tribunal within thirty (30) days.  The proceedings will be held in English.  The place of arbitration will be Zurich, Switzerland.  Any award, judgment or decree of such tribunal shall be enforceable against any party hereto in any court of competent jurisdiction.

7.10                        Counterparts; Facsimile Signature.

This Agreement is executed in one or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

7.11                        Rights Cumulative.

All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

7.12                        Specific Performance.

Each party hereto acknowledges and agrees that the other party hereto would be irreparably damaged if the provisions hereof are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by such party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any remedy to which such other party hereto may be entitled under Section 7.9, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 7.9 can be sought from any court of competent jurisdiction.

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IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first written above.

NESTLÉ S.A.,			NOVARTIS AG,

By:	/s/ Peter Brabeck-Letmathe		By:	/s/ Dr. Daniel Vasella
	Name:	Peter Brabeck-Letmathe		Name:	Dr. Daniel Vasella
	Title:	Chairman and Chief Executive Officer		Title:	Chairman and Chief Executive Officer

By:	/s/ James Singh		By:	/s/ Dr. Raymund Breu
	Name:	James Singh		Name:	Dr. Raymund Breu
	Title:	Executive Vice President and Chief Financial Officer		Title:	Chief Financial Officer